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                                                                      EXHIBIT 21

                              LIST OF SUBSIDIARIES

The Bank*
Emerald Coast Bank
Emerald Coast Financial Management, Inc.
C&L Bank
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* The Banc Corporation owns 99.75% of The Bank.